Exhibit 99.1                      Press Release on Metallum Acquisition dated October 25, 2011

Focus Gold Corp. Announces Closing of Metallum Acquisition and Provides Operational Update to Shareholders

RENO, NV, Oct 25, 2011 (MARKETWIRE via COMTEX) -- Focus Gold Corporation (OTCQB: FGLD) (OTCBB: FGLD) is pleased to announce to Shareholders it has completed the acquisition of Metallum Resources and their extensive property package spanning thirty one exploration licenses in Northern Ireland, Scotland and Ireland covering in excess of 388,000 hectares.

Acquisition Closed: The agreed Exchange Ratio for each Metallum fully paid Share at GBP Stg 0.10/Metallum Share is 0.325 Focus Gold Shares and was overwhelmingly approved by Metallum's Shareholders with over 98% Shareholders approving the transaction.

Grant White, CEO of Focus, commented: "Now that we have completed our transaction with Metallum we can build on the progress we have made pre-closing, having already lent them significant capital which has been used for exploration, and start executing on the original plan as outlined in our Press Release August 8th, 2011." The press release can be viewed here: Metallum Acquisition Overview PR.

Mr. White went on to say: "We feel these properties complement our existing portfolio in Mexico and Canada both geologically and geographically and offer significant upside to shareholders through exploration and development."

Operational progress: Currently the Company has received several proposals to provide financing to the Company. Focus' CEO stated: "Right now we are deciding between several financing proposals by interested parties regarding a dilution minimizing mechanism until the company is more appropriately valued, at which time the company will look to finance through a more traditional equity offering. This will most likely coincide with the execution of a TSX Venture Exchange strategy, further outlined below."

The Company is also in the latter steps in implementing a TSX Venture Exchange strategy with further details being available within 10-15 business days. Focus' CEO Grant White commented: "The single biggest catalyst for Focus will no doubt be structuring the assets of Focus on a world-class mining exchange allowing us to be more nimble in raising capital and at better prices. Based on my significant institutional investor meetings globally over the past six months, I am confident we will see an increase in interest from Institutional Investors. All of this, in conjunction with the great progress we have made this year, should combine for a significant upward revaluation of our underappreciated assets in the near-term."

About Focus Gold Corporation: Focus Gold acquires and develops gold mining projects around the world. Focus Gold's current projects include the multiple Nayarit claims with a copper-gold porphyry system in Mexico through the company's wholly owned subsidiary Focus Gold Mexico Corp., two properties in the Timmins Mining District in Canada through an option agreement with Victoria Gold, and the acquisition of Metallum Resources PLC, holder of exploration licenses in Northern Ireland, Republic of Ireland and Scotland through the company's wholly owned subsidiary, Focus Celtic Gold Corporation. For further information please visit www.focusgoldcorp.com.

Company Contact:

Focus Gold Corporation
Grant White
CEO
(416) 593-8034 ext. 2115

Investor Relations:
Desert Son
(623) 465-0844

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Tyler M. Troup, B.Comm
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